Exhibit 99.1


News Release

FOR RELEASE SEPTEMBER 26, 2000 AT 7:30 AM EDT
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                  Contacts:

                  Michael J. Quinn
                  President & CEO
                  Premier Laser Systems, Inc.
                  (949) 859-0656 x215

                  J.T. Lin or Tim Shea
                  SurgiLight
                  (407) 482-4555

                  Randy McDonald
                  The Magnum Group
                  (415) 435-5550

PREMIER LASER SYSTEMS AGREES TO SELL OPHTHALMIC LASER DIVISION TO SURGILIGHT Irvine, CA (September 26, 2000) Premier Laser Systems, Inc. (PLSIQ) and SurgiLight, Inc. (OCTCBB:SRGL) today announced that they have signed an agreement under which SurgiLight will acquire Premier's ophthalmic laser division. SurgiLight, based in Orlando, Florida, will acquire the intellectual property and inventory from Premier. Under the terms of the agreement, SurgiLight will close this transaction prior to the American Academy of Ophthalmology (AAO) in the third week of October.

J.T. Lin, Ph. D., Chief Executive Officer of SurgiLight, said "We believe this is an extremely important milestone in the growth and development of our Company."

Michael J. Quinn, President and Chief Executive Officer of Premier, said "We are pleased to be selling the ophthalmic laser technology and inventory to SurgiLight. The sale of the combined assets enables Premier to obtain optimum value for its stakeholders."

The transaction between the parties is a culmination of a month long series of negotiations involving two separate suitors for control of Premier's ophthalmic laser division. The Magnum Group, Inc. of Tiburon, California, financial advisors to Premier, managed these negotiations. Randy McDonald, Managing Director for Magnum stated "We are confident that we have negotiated a deal that maximizes the asset value of Premier' ophthalmic lasers. In addition, we believe that SurgiLight will maximize these assets and immediately enter the market with this important technology."

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The transaction is subject to customary closing conditions, and approval by the bankruptcy court in which Premier's Chapter 11 case is pending.

Premier had never formally commercialized Premier's ophthalmic laser product line. Premier was pursuing approvals to use the technology in the treatment of glaucoma and cataracts.

         The statements in this release that relate to future events or performance, statements about growth, levels of sales and market size, future manufacturing capacity and efficiencies, future product shipment rates, future FDA submittals and future product introductions are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties related to the development of markets for and commercial acceptance of the company's products and services, the availability of components, competitors' product introductions and other risks identified in the company's SEC filings. Actual results may differ from those described in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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